EXHIBIT "99.1"

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Second Quarter 2014 Results

DALLAS (August 14, 2014) -- Transcontinental Realty Investors, Inc. (NYSE: ICI), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2014. ICI announced today that the Company reported net income applicable to common shares of $2.1 million, including $7.0 million in gains on the sale of income-producing properties, or $0.25 per diluted earnings per share, for the three months ended June 30, 2014, as compared to net income applicable to common shares of $11.8 million, including $18.1 million in gains on the sale of income-producing properties, or $1.33 per diluted earnings per share for the same period ended 2013.

For the six months ending June 30, 2014, net income applicable to common shares of $6.4 million includes $19.2 million of depreciation expense, $3.8 million of litigation settlement expense and gains on the sale of real estate holdings of $13.1 million.

The Company's commitment to enhance the value of our real estate holdings is proving successful in the results of operations. We continue to see growth in the multifamily market with increasing rents and stable operating expenses. We are diligent in our mission to provide high-quality living opportunities to our tenants as reflected in our occupancy rates over 95%.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

The positive results of operations has allowed the Company to invest in mortgage receivables in various multifamily projects not under the Company's ownership. We will continue to invest in the multifamily market, as conditions are optimal for achieving a high return on our investment.

Rental and other property revenues were $19.9 million for the three months ended June 30, 2014. This represents an increase of $0.3 million, as compared to the prior period revenues of $19.6 million. This change, by segment, is an increase in the apartment portfolio of $0.7 million, offset by a decrease in the commercial portfolio of $0.4 million related to some prior year larger square-foot tenants down-sizing or moving out and first year lease specials for new tenants. As the first year lease concessions expire and new leases are signed, we have and will continue to see improvements in rental income for the commercial portfolio.

Property operating expenses were $9.7 million for the three months ended June 30, 2014. This represents an increase of $0.9 million, as compared to the prior period operating expenses of $8.8 million. Our operating expenses have remained consistent with prior periods due to labor efficiencies and improvements in preventative maintenance across the portfolio, with only an increase in real estate taxes as a result of the increase in the value of our portfolio.

General and administrative expenses were $2.7 million dollars for the three months ended June 30, 2014. This represents an increase of $1.1 million, as compared to the prior period general and administrative expenses of $1.6 million. The majority of this change was due to an increase in professional fees and corporate franchise taxes.

Interest income was $4.0 million for the three months ending June 30, 2014. This represents an increase of $1 9 million, as compared to the prior period interest income of $2.1 million dollars. The majority of the increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. related to the mid-year surplus cash calculation. There was no mid-year surplus cash collected for the prior period.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $175 and $166 for the three months and $350 and $331 for the six months ended 2014 and 2013, respectively, from related parties)	$19,859	$19,560	$39,476	$38,950

Expenses:
Property operating expenses (including $148 and $160 for the three months and $293 and $353 for the six months ended 2014 and 2013, respectively, from related parties)	9,695	8,787	19,229	18,116
Depreciation and amortization	4,430	4,298	8,868	8,026
General and administrative (including $656 and $792 for the three months and $1,400 and $1,439 for the six months ended 2014 and 2013, respectively, from related parties)	2,737	1,615	4,295	3,237
Net income fee to related party	210	48	700	104
Advisory fee to related party	1,811	2,071	3,664	4,209
Total operating expenses	18,883	16,819	36,756	33,692
Net operating income	976	2,741	2,720	5,258

Other income (expenses):
Interest income (including $4,004 and $2,149 for the three months and $6,117 and $4,288 for the six months ended 2014 and 2013, respectively, from related parties)	4,005	2,119	6,118	4,296
Other income	244	144	401	180
Mortgage and loan interest (including $0 and $439 for the three months and $31 and $926 for the six months ended 2014 and 2013, respectively, from related parties)	(7,932)	(7,874)	(14,765)	(15,797)
Deferred borrowing costs amortization	(334)	46	(1,266)	(2,371)
Loan charges and prepayment penalties	-	(26)	(1,582)	(3,963)
Loss on the sale of investments	-	-	-	(8)
Losses from unconsolidated joint ventures and investees	(11)	15	(16)	2
Litigation settlement	(86)	57	3,753	12
Total other expenses	(4,114)	(5,519)	(7,357)	(17,649)
Loss before gain on land sales, non-controlling interest, and taxes	(3,138)	(2,778)	(4,637)	(12,391)
Gain (loss) on land sales	(159)	-	594	(48)
Net loss from continuing operations before taxes	(3,297)	(2,778)	(4,043)	(12,439)
Income tax benefit	2,035	5,222	3,918	7,554
Net income (loss) from continuing operations	(1,262)	2,444	(125)	(4,885)
Discontinued operations:
Net loss from discontinued operations	(1,189)	(3,154)	(1,862)	(2,682)
Gain on sale of real estate from discontinued operations	7,003	18,074	13,057	24,265
Income tax expense from discontinued operations	(2,035)	(5,222)	(3,918)	(7,554)
Net income from discontinued operations	3,779	9,698	7,277	14,029
Net income	2,517	12,142	7,152	9,144
Net loss attributable to non-controlling interest	(127)	(115)	(211)	(226)
Net income attributable to Transcontinental Realty Investors, Inc.	2,390	12,027	6,941	8,918
Preferred dividend requirement	(277)	(277)	(551)	(551)
Net income applicable to common shares	$2,113	$11,750	$6,390	$8,367

Earnings per share - basic
Net income (loss) from continuing operations	$(0.20)	$0.24	$(0.11)	$(0.67)
Net income from discontinued operations	0.45	1.15	0.86	1.67
Net income applicable to common shares	$0.25	$1.39	$0.75	$1.00

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.20)	$0.23	$(0.11)	$(0.67)
Net income from discontinued operations	0.45	1.10	0.86	1.67
Net income applicable to common shares	$0.25	$1.33	$0.75	$1.00

Weighted average common shares used in computing earnings per share	8,413,469	8,413,469	8,413,469	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,413,469	8,796,699	8,413,469	8,413,469

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$(1,389)	$2,329	$(336)	$(5,111)
Net income from discontinued operations	3,779	9,698	7,277	14,029
Net income	$2,390	$12,027	$6,941	$8,918

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2014	2013
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$742,615	$777,974
Real estate held for sale at cost, net of depreciation ($1,489 for 2014 and $2,390 for 2013)	627	16,427
Real estate subject to sales contracts at cost, net of depreciation ($2,124 for 2014 and $1,949 for 2013)	24,842	29,353
Less accumulated depreciation	(106,832)	(127,952)
Total real estate	661,252	695,802
Notes and interest receivable:
Performing (including $67,458 in 2014 and $66,431 in 2013 from related parties)	70,773	69,626
Non-performing	564	543
Less allowance for doubtful accounts (including $2,098 in 2014 and $2,098 in 2013 from related parties)	(2,263)	(2,262)
Total notes and interest receivable	69,074	67,907
Cash and cash equivalents	13,382	16,086
Restricted cash	25,052	31,799
Investments in unconsolidated joint ventures and investees	1,509	1,697
Receivable from related party	74,406	52,380
Other assets	36,548	32,000
Total assets	$881,223	$897,671

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$569,199	$562,734
Notes related to real estate held for sale	3,006	17,100
Notes related to real estate subject to sales contracts	20,758	23,011
Deferred gain (from sales to related parties)	53,096	53,096
Accounts payable and other liabilities (including $5,103 in 2014 and $4,697 in 2013 to related parties)	37,008	50,160
Total liabilities	683,067	706,101

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2014 and 2013 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2013 and 2012 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 8,413,669 shares in 2014 and 2013 and outstanding 8,413,469 shares in 2014 and 2013	84	84
Treasury stock at cost, 200 shares in 2014 and 2013	(2)	(2)
Paid-in capital	271,169	271,720
Retained earnings	(91,088)	(98,029)
Total Transcontinental Realty Investors, Inc. shareholders' equity	180,164	173,774
Non-controlling interest	17,992	17,796
Total shareholders' equity	198,156	191,570
Total liabilities and shareholders' equity	$881,223	$897,671